EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use of our report of Marten Transport, Ltd. dated January 22, 2003, except as to Note 13 which is as of July 24, 2003, with respect to the 2002 financial statements included in this registration statement and to the incorporation by reference herein and to the reference to our firm under the headings “Summary Financial and Operating Data,” “Selected Financial and Operating Data” and “Experts” in the prospectus.

Our report refers to our audit of the adjustments that were applied to revise the 2000 and 2001 financial statements, as more fully described in Note 13 to the financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2000 and 2001 financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Minneapolis, Minnesota
August 4, 2003